UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 5, 2007

Date of Report (Date of earliest event reported)

GlobalSCAPE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33601	74-2785449
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

6000 Northwest Parkway, Suite 100

San Antonio, Texas 78249

(210) 308-8267

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)                                On September 5, 2007, Bernard Schneider, the Company’s Vice President, Chief Financial Officer and Treasurer, notified the Company that he will resign from all positions of the Company, effective immediately.  Mr. Schneider’s resignation was not a result of any disagreement with the Company’s operations, policies or practices.

(c)                                 On September 7, 2007, the Company announced that Kelly E. Simmons had been elected as Vice President, Chief Financial Officer and Treasurer of the Company, effective as of September 17, 2007.  Mr. Simmons, age 52, a Texas CPA, has over 27 years experience in financial management including accounting, SEC reporting, mergers and acquisitions, information systems, and investor relations.  From 1988 to 2000, Mr. Simmons held various positions, including CFO, with two affiliated public companies, US Long Distance (Nasdaq:USLD) and Billing Concepts (Nasdaq:BILL) which grew from revenues of $2 million in 1988 to over $500 million in 1999 with over 1,200 employees.  BILL was the 6th most profitable company on NASDAQ in 1998, 13th in 1997. USLD grew largely through acquisitions and Mr. Simmons led that activity for the company. Most recently Mr. Simmons was with Edgen Corporation, a privately held company owner of pipe distributorships in 20 states around the country; and with Sino Swearingen Aircraft Corporation, a manufacturer of light business jets. Mr. Simmons also served as the Chief Financial Officer of Wireless Frontier Internet Inc. (Pink Sheets:WFRI), an industry-leading provider of wireless broadband Internet access for rural-based home and business consumers, from 2004 until 2005.  Mr. Simmons is a graduate of Louisiana State University where he was also Captain of the LSU football team.

 (e)                              The Board of Directors has voted to grant options to purchase 150,000 shares of the Company’s common stock to Mr. Simmons at an exercise price equal to the closing price of the Company’s common stock on the AMEX on the date of grant, which will be September 17, 2007, pursuant to the Company’s 2000 Employee Long-Term Equity Incentive Plan.  The options vest 33% on each of the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant. Notwithstanding the foregoing, the options become fully vested and exercisable upon certain change in control events.  The options expire on the day before the 10th anniversary of the date of grant.  Mr. Simmons may exercise the options by giving written notice to the Company and paying the purchase price prescribed for the shares to be acquired pursuant to the exercise.  Payment of the purchase price for any shares purchased pursuant to the options must be made in accordance with the provisions of the 2000 Employee Long-Term Equity Incentive Plan.  The options may not be transferred except (i) by will or the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order, and, during Mr. Simmons’ lifetime, may be exercised only by Mr. Simmons or his legally authorized representative.

The Board also set Mr. Simmons’ annual salary at $150,000.00 annually and established a bonus plan for Mr. Simmons under which Mr. Simmons is eligible for a quarterly bonus of up to $7,500.00 which is tied to specific quarterly objectives defined by the Company.

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits

10.1                           Form of Incentive Stock Option Agreement, by and between GlobalSCAPE, Inc. and Kelly E. Simmons.

99.1                           Press Release dated September 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.

By:	/s/ Charles R. Poole
Charles R. Poole, President and Chief Executive Officer

Dated: September 7, 2007